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                                                                    EXHIBIT 99.1

Medimmune, Inc. Announces Agreement with Genaera Corporation to Develop Products Targeting Respiratory Disease

GAITHERSBURG, Md., and PLYMOUTH MEETING, Pa., April 19 -- MedImmune, Inc. (Nasdaq: MEDI) and Genaera Corporation (Nasdaq: GENR), today announced that they have entered into a research collaboration and a worldwide exclusive licensing agreement to develop and commercialize antibodies or recombinant molecules against IL-9 to prevent symptoms of asthma and other respiratory diseases. As part of the research agreement, the companies will collaborate on the creation of specific assays and respiratory disease models for use in assessing product candidates developed by MedImmune. MedImmune will be responsible for development, manufacturing, clinical testing, and marketing of any resulting product.

"We have been interested in Genaera's IL-9 program for quite some time," said James F. Young, Ph.D., MedImmune's president, research and development. "It is just the sort of novel program that fits strategically well with our strengths in antibody development and manufacturing, as well as our expertise in developing products targeting respiratory illness. We are very excited to add yet another large market opportunity to our research pipeline."

IL-9 is implicated in the pathogenesis of asthma and may contribute to other respiratory disorders including chronic obstructive pulmonary disease (COPD) and cystic fibrosis. Biopsies from asthmatic patients have shown an increase in expression of IL-9 as compared to healthy individuals. Published findings, highlighting the central role of IL-9 in asthma, demonstrate its contribution to certain clinical features including bronchial hyper- responsiveness, mucin production and eosinophil up-regulation in animal models and in patients. The companies believe that either the systemic or topical delivery of an anti-IL-9 product to the lung will block the interaction of IL- 9 with its receptor. In turn, the response in the lung that mediates these clinical features may be reduced or eliminated, providing a novel approach to prophylaxis or treatment for asthma.

Under the agreement, MedImmune will fund over the first two years of the plan at least $2.5 million for certain research and development activities at Genaera. Genaera could receive up to $55 million in milestone payments, plus royalties on any product resulting from the agreement. MedImmune will also purchase at the closing of a related stock purchase agreement $10 million in Genaera convertible preferred stock.

"MedImmune is one of the premier biotechnology companies, and brings to the table significant experience in developing and marketing products in the field of respiratory disease. We are extremely pleased to have them as our partner for the IL-9 program," commented Roy C. Levitt, M.D., president and chief executive officer of Genaera. "This agreement demonstrates our commitment to the development of new medicines, based on our genetic and biologic studies demonstrating the importance of IL-9 as the root cause of asthma. This alliance will provide the strengths and expertise necessary to
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successfully develop products targeting IL-9 that may one day improve the lives of people suffering from asthma and other respiratory diseases."

According to the National Institute of Allergies and Infectious Disease (NIAID) and the American Lung Association, there are over 65 million patients suffering from diseases that may be IL-9 mediated, including 17 million asthmatics, 35 million respiratory allergy sufferers, 13 million sufferers of chronic bronchitis, and 2.4 million patients afflicted with COPD, a disease which claims the lives of over 107,000 Americans annually. Currently, there is no cure for many respiratory distress diseases, including asthma. Many of these diseases currently are treated with anti-inflammatory drugs, antibiotics, oral beta antagonists, or bronchodilators for acute use.

The collaboration and license agreement and related stock purchase agreement are expected to close later this month, subject to customary closing conditions.

MedImmune, Inc. is a biotechnology company focused on developing and marketing products that address medical needs in areas such as infectious disease, immune regulation and cancer. Headquartered in Gaithersburg, Maryland, MedImmune has manufacturing facilities in Frederick, Maryland and Nijmegen, the Netherlands.

Genaera Corporation, formerly Magainin Pharmaceuticals Inc., is a biopharmaceutical company committed to developing medicines for serious diseases from genomics and natural products. Research and development efforts are focused on anti-angiogenesis, obesity, infectious diseases and respiratory diseases. Genaera maintains its headquarters and laboratory facilities in Plymouth Meeting, Pennsylvania.

This announcement may contain, in addition to historical information, certain forward-looking statements that involve risks and uncertainties. Such statements reflect the current views of MedImmune and Genaera, are based on certain assumptions and include, but are not limited to, the ability to treat respiratory diseases with antibodies or proteins targeting the IL-9 molecule, the effect of an anti-IL-9 product on IL-9 and the response in the lung, the ability to successfully develop products targeting IL-9 and the ability to close the agreement and stock purchase agreement, Actual results could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of factors, including risks and uncertainties discussed in this release and in each of MedImmune and Genaera's filings with the U.S. Securities and Exchange Commission. There can be no assurance that such development efforts with respect to anti-IL-9 products will succeed, that such products will receive required regulatory clearance or that, even if such regulatory clearance were received, such products would ultimately achieve commercial success. Each of MedImmune and Genaera disclaim any intent or obligation to update, revise or correct these forward-looking statements.